UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.               )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FINANCIAL INSTITUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER PARTNERS MANAGEMENT, L.L.C. JOHNNY GUERRY TERRELL T. PHILEN, JR.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

-with copies to-

		Phillip M. Goldberg Foley & Lardner LLP 321 North Clark Street Suite 2800 Chicago, IL 60654-5313 (312) 832-4549	Peter D. Fetzer Foley & Larder LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
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Filed by Clover Partners, L.P.

The Participants (as defined below) are filing a copy of a letter to shareholders.  The letter is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Participants.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and is soliciting votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons (the “Participants”): MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Partners Management, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on May 12, 2016.

[See attached letter]

Dear Shareholders of Financial Institutions (FISI):

Clover Partners LP is nominating two candidates at this year’s annual election of directors because we believe change is urgently needed in the boardroom of Financial Institutions. By now, we assume you have received the droves of solicitation materials FISI has sent you, and we believe FISI has made some inaccurate and incomplete claims about this proxy contest:

Claim #1 – Clover has little understanding of community banking in Western New York. Response: The fact is that our analysis of FISI and their market is what led us to become FISI’s third largest shareholder. Is FISI suggesting our understanding of the markets is flawed and FISI is a poor investment? Furthermore, during Mr. Guerry’s extensive interview with FISI’s nominating committee, we thoroughly discussed the banking industry, interest rates, regulation, M&A, valuation, competition and growth. Board members went so far as to say “they completely agreed” with Mr. Guerry’s opinion on the state of the industry. In fact, the only point of contention during the meeting was the justification of the dilution from the acquisitions of fee-based businesses.

Mr. Guerry’s hedge fund (MHC Fund) has returned over 150% on a gross basis since its inception in July of 2007. This compares to FISI’s return of 79% over that same period. Since FISI continues to call shareholders’ attention to “long-term value,” we believe shareholders should seriously consider these track records. Mr. Guerry’s results are a product of investing in the small-cap bank and thrift sector. In 2015, Mr. Guerry’s hedge fund ranked in the top 5% of all hedge funds by performance. Furthermore, Mr. Guerry’s fund uses little to no leverage, whereas FISI’s balance sheet is leveraged 15x. Are shareholders to believe that these returns are produced with a limited understanding of the industry as FISI has suggested? Lastly, FISI seems to misunderstand Clover’s organizational structure and continues to refer to Mr. Guerry as just an employee. To be clear, Mr. Guerry is the Managing Partner and majority owner of Clover Partners LP. He is the founder of the MHC Fund and has served as the fund’s portfolio manager since inception.

Claim #2 - Clover is a small hedge fund that has a “short-term” agenda. Response: The fact is that Clover has assets under management that are greater than the entire tangible common equity base of FISI, and we are the bank’s third largest shareholder and own more shares of the bank than the entire board of directors combined. If FISI’s third largest shareholder is small, it suggests FISI is small, and the experience of FISI’s directors is mostly limited to this small institution.

Clover’s only agenda is to see that shareholders’ interests are prioritized by FISI’s board. During Mr. Guerry’s numerous meetings with FISI’s executive management team and board, he indicated that he believed the bank needed to conduct a thorough strategic analysis. He also stated that he was not privy to all of the information that the board had access to, and it was certainly possible that staying independent or even acquiring another bank was the best option for shareholders. FISI’s insistence that a sale of the bank is Clover’s only agenda is contrary to what Mr. Guerry told them on numerous occasions. Furthermore, should Clover’s candidates be elected to the board, it is veritable nonsense that they could force a sale. A sale would take the entire board voting for such an outcome, which would only happen if every director determined that a sale was in fact in the best interests of shareholders.

Claim #3 – Clover’s candidates are unqualified. Response: The fact is that FISI has now referred to its third largest shareholder as: “unqualified,” “a so-called expert,” “small hedge fund,” “possessing a short-term agenda,” “having little understanding of community banking,” and having “no strategic view.”  Furthermore, FISI has called our statements “fiction” and emphasized Mr. Guerry’s age. Are attacks like these on the third largest shareholder the kinds of actions that FISI’s shareholders wish to condone? Why is FISI fighting us so hard? Why are they spending almost $2 million of shareholders’ money to fight their third largest shareholder, when they could have merely added one additional representative from Clover?

Clover’s criticisms have been limited to the dilution from the fee-based business acquisitions and FISI’s process for evaluating Mr. Guerry. We have not personally disparaged any of FISI’s directors or questioned their professional achievements. In fact, the only reference we have made to any of FISI’s nominees is when FISI listed the reasons they rejected Mr. Guerry as a candidate because there seems to be little consistency in their reasoning. In their proxy, FISI lists integrity as one of the primary qualities possessed by all of their directors. Clover intends to maintain our professionalism throughout this contest and does not need to resort to personally accosting nominees to augment our message. Our belief is that shareholders will recognize personal attacks as a lack of conviction in the professional merits of one’s message.

FISI’s nominees that Clover has targeted to replace are Kim VanGelder and Samuel Gullo. Mrs. VanGelder is the chief information officer of Eastman Kodak, and she may be the premier technology expert in all of Western New York, but how does she possess any of the qualifications that FISI laid out as the reasoning for rejecting Mr. Guerry (no bank management experience, no strategic view, no understanding of community banking, limited public company board experience, etc…)? Again, Mrs. VanGelder may offer a great deal of technological expertise, but is a technology expert really what’s needed on FISI’s board?

Mr. Gullo owns and operates a furniture business, which may be a flourishing company, but his public company board experience is limited to FISI, which by FISI’s suggestion is a small bank. He meets few of the other criteria FISI has used to disqualify Mr. Guerry. Thus, Clover struggles to understand how our candidates are unqualified and wouldn’t be helpful as directors of the bank.

We struggle to understand how FISI seriously considered Mr. Guerry as a director when they indicated that while evaluating Mr. Guerry, they were contacting shareholders to gauge their likely support in a proxy contest. Furthermore, FISI spent $360,000 “dealing with an activist,” before they even received any formal notice from Clover that they faced a proxy contest.

FISI has listed “community ties” as a valuable trait for directors. With every single one of FISI’s directors already having ties, have we not checked that box sufficiently with nine of eleven, if Clover’s nominees were on the board? It seems the board already has plenty of “community ties.”

Lastly, FISI has said it is “notable” that none of Hampden’s board members (where Mr. Guerry served as a director) responded to a request for comment on Mr. Guerry’s service. The only thing notable about this is that over 18 months after they agreed to sell the bank, Hampden’s directors are still in the midst of a class action lawsuit brought by shareholders related to the directors’ actions during the proxy contest. It is an unfortunate outcome for the former directors, but their reticence to comment on Mr. Guerry is entirely understandable, given the pending litigation is related to their conduct in dealing with Clover.

Clover is dedicated to seeing that your investment is protected, and FISI pursues a strategic path to maximize shareholder value. We strongly encourage you to vote for our nominees.

*******

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and is soliciting votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons (the “Participants”): MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Partners Management, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on May 12, 2016.